                                                                    Exhibit 99.3

SUPERVISION AND REGULATION OF THE CHASE MANHATTAN CORPORATION

         On March 31, 1996, The Chase Manhattan Corporation merged with and into Chemical Banking Corporation, with Chemical Banking Corporation continuing as the surviving corporation under the name "The Chase Manhattan Corporation" (the "Corporation"). Following is a description of certain supervisory and regulatory matters relating to the Corporation.

General

         The Corporation is subject to regulation as a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). As such, the Corporation is required to file with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") an annual report and other information required quarterly pursuant to the BHCA. The Corporation is also subject to the examination powers of the Federal Reserve Board.

         Under the BHCA, the Corporation may not engage in any business other than managing and controlling banks or furnishing certain specified services to subsidiaries, and may not acquire voting control of non-banking corporations, except those corporations engaged in businesses or furnishing services which the Federal Reserve Board deems to be so closely related to banking as "to be a proper incident thereto". Further, the Corporation is prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any corporation that is engaged in activities that are not closely related to banking, and may not acquire direct or indirect ownership or control of more than 5% of the voting shares of any domestic bank without the prior approval of the Federal Reserve Board.

          The principal bank subsidiaries of the Corporation, as of the date hereof, are The Chase Manhattan Bank (National Association), a national banking association ("Chase Bank"), Chemical Bank, a New York banking corporation, and Texas Commerce Bank National Association, a national banking association ("TCB"), and a subsidiary of Texas Commerce Equity Holdings, Inc., a Delaware holding company subsidiary of the Corporation. Chase Bank and Chemical Bank have entered into an agreement pursuant to which Chase Bank will merge with and into Chemical Bank, with Chemical Bank continuing as the surviving corporation in the bank merger with the name "The Chase Manhattan Bank". The bank merger is expected to be completed in July 1996.

Dividend Restrictions

         Federal law imposes limitations on the payment of dividends by the subsidiaries of the Corporation that are state member banks of the Federal Reserve System (a "state member bank") or national banks. Non-bank subsidiaries of the Corporation are not subject to such limitations. The amount of dividends that may be paid by a state member bank, such as Chemical Bank, or by a national bank, such as Chase Bank or TCB, is limited to the lesser of the amounts calculated under a "recent earnings" test and an "undivided profits" test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a bank in any calendar year is in excess of the current year's net income combined with the retained net income of the two preceding years unless the bank obtains the approval of its appropriate Federal banking regulator (which, in the case of a state member bank, is the Federal Reserve Board and, in the case of a national bank, is the Office of the Comptroller of the Currency (the "Comptroller of the Currency"). Under the undivided profits test, a dividend may not be paid in excess of a bank's "undivided profits".

         In accordance with the foregoing restrictions, the Corporation's bank subsidiaries could, during 1996, without the approval of their relevant banking regulators, pay dividends of approximately $2.5 billion to their respective bank holding companies, plus an additional amount equal to their net income from January 1, 1996 through the date in 1996 of any such dividend payment.

         In addition to the dividend restrictions described above, the Federal Reserve Board, the Comptroller of the Currency and the Federal Deposit Insurance Corporation ("FDIC") have authority under the Financial Institutions Supervisory Act to prohibit or to limit the payment of dividends by the banking organizations they supervise, including the Corporation and its subsidiaries that are banks or bank holding companies, if, in the banking regulator's opinion, payment of a dividend would constitute an unsafe or unsound practice in light of the financial condition of the banking organization.

Risk-Based Capital

         The Federal banking regulators have also adopted risk-based capital and leverage guidelines, which require that the Corporation's capital-to-assets ratios meet certain minimum standards.

         The risk-based capital ratio is determined by allocating assets and specified off-balance sheet financial instruments into four weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk. Under the guidelines, a banking corporation's capital is divided into two tiers. Tier 1 Capital includes common equity, qualifying perpetual preferred stock, minority interests in the equity accounts of consolidated subsidiaries, less goodwill and other non-qualifying intangibles and other assets. Tier 2 Capital includes, among other items, perpetual preferred equity not qualifying for Tier 1, limited-life preferred stock with an original maturity of greater than 20 years, mandatory convertible debt, subordinated debt and intermediate-term preferred stock with an original weighted-average maturity of at least five years, qualifying allowance for credit losses, less required deductions as provided by regulation. The amount of Tier 2 Capital may not exceed the amount of Tier 1 Capital. Total Capital is the sum of Tier 1 Capital and Tier 2 Capital.

         Banking organizations are required to maintain a Total risk-based capital ratio (Total Capital to risk-weighted assets) of 8%, of which at least 4% must be Tier 1 Capital.

         The Federal banking regulators have also established minimum leverage ratio guidelines. The leverage ratio is defined as Tier 1 Capital divided by average total assets (net of allowance for credit losses, goodwill and certain intangible assets). The minimum leverage ratio is 3% for banking organizations that have well-diversified risk (including no undue interest rate risk); excellent asset quality; high liquidity; good earnings; and, in general, are considered strong banking organizations. Other banking organizations are expected to have ratios of at least 4%- 5% depending upon their particular condition and growth plans. Higher capital ratios could be required if warranted by the particular circumstance or risk profile of a given banking organization.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each Federal banking regulator to revise its risk-based capital standards within 18 months of enactment of the statute to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risk of nontraditional activities. On December 15, 1994, the Federal banking regulators adopted amendments to their respective risk- based capital requirements that explicitly identify concentration of credit risk and certain risks arising from nontraditional activities, and the management of such risks, as important factors to consider in assessing an institution's overall capital adequacy. The amendments do not, however, mandate any specific adjustments to the risk-based capital calculations as a result of such factors.

         On July 25, 1995, the Federal banking regulators issued a proposal to amend the risk- based capital rules to incorporate a measure for market risk in foreign exchange and commodity activities and in the trading of debt and equity instruments. Under the proposal, banking organizations with relatively large trading activities, such as the Corporation, could calculate the amount of capital required to be maintained for market risk by using their own internal value-at- risk models (subject to parameters set by the regulators) or, alternatively, risk management techniques developed by the regulators. The effect of the proposed rules would be that, in addition to existing capital requirements for credit risk, the Corporation would be required to maintain additional capital for market risk. This additional requirement may be satisfied, in part, by issuing short-term subordinated debt that qualified as "Tier 3 Capital". The proposed rule would go into effect at the end of 1997.

         On August 2, 1995, the Federal banking regulators published amendments to their risk- based capital rules that include interest-rate risk as a qualitative factor to be considered in assessing capital adequacy. Concurrent with the publication of the amendments, the Federal banking regulators proposed a system for measuring interest rate risk and announced their intention, after a trial period to evaluate the reliability and accuracy of the proposed system, to initiate a rulemaking process for the purpose of amending the risk-based capital rules to include an explicit capital charge for interest-rate risk that will be based upon the level of a banking organization's measured interest-rate risk exposure.

FDICIA

         FDICIA also required the FDIC to establish a risk-based assessment system for FDIC deposit insurance and revised certain provisions of the Federal Deposit Insurance Act, as well as certain other Federal banking statutes. In general, FDICIA provides for expanded regulation of depository institutions and their affiliates, including parent holding companies, by such institutions' Federal banking regulators, and requires the Federal banking regulator to take "prompt corrective action" with respect to a depository institution if such institution does not meet certain capital adequacy standards.

         Prompt Corrective Action: Pursuant to FDICIA, the Federal Reserve Board, the FDIC and the Comptroller of the Currency adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the depository institutions they supervise. Under the regulations (commonly referred to as the "prompt corrective action" rules), an institution would be placed in one of the following capital categories: (i) well capitalized (an institution that has a Total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%); (ii) adequately capitalized (an institution that has a Total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%); (iii) undercapitalized (an institution that has a Total risk-based capital ratio of under 8% or a Tier 1 risk-based capital ratio under 4% or a Tier 1 leverage ratio under 4%); (iv) significantly undercapitalized (an institution that has a Total risk-based capital ratio of under 6% or a Tier 1 risk-based capital ratio under 3% or a Tier 1 leverage ratio under 3%), and (v) critically undercapitalized (an institution that has a ratio of tangible equity to total assets of 2% or less).

         Supervisory actions by the appropriate Federal banking regulator will depend upon an institution's classification within the five categories. All institutions are generally prohibited from declaring any dividends, making any other capital distribution, or paying a management fee to any controlling person, if such payment would cause the institution to become undercapitalized. Additional supervisory actions are mandated for an institution falling into one of the three "undercapitalized" categories, with the severity of supervisory action increasing at greater levels of capital deficiency. For example, critically undercapitalized institutions are, among other things, restricted from making any principal or interest payments on subordinated debt without prior approval of their Federal banking regulator. The regulations apply only to banks and not to bank holding companies, such as the Corporation; however, the Federal Reserve Board is authorized to take appropriate action at the holding company level based on the undercapitalized status of such holding company's subsidiary banking institution. In certain instances relating to an undercapitalized banking institution, the bank holding company would be required to guarantee the performance of the undercapitalized subsidiary and may be liable for civil money damages for failure to fulfill its commitments on such guarantee.

         As of the date hereof, each of the Corporation's banking subsidiaries were "well capitalized".

         Brokered Deposits: The ability of depository institutions to accept brokered deposits is regulated under FDICIA. The term "brokered deposits" is defined to include deposits that are solicited by a bank's affiliates on its behalf. A significant portion of Chemical Bank's and Chase Bank's wholesale deposits are solicited on their behalf by broker-dealer affiliates and are considered brokered deposits. Under the rule, (i) an "undercapitalized" institution is prohibited from accepting, renewing or rolling over brokered deposits, (ii) an "adequately capitalized" institution must obtain a waiver from the FDIC before accepting, renewing or rolling over brokered deposits and is not permitted to pay interest on brokered deposits accepted in such institution's normal market area at rates that "significantly exceed" rates paid on deposits of similar maturity in such area, and (iii) a "well capitalized" institution may accept, renew or roll over brokered deposits without restriction. The definitions of "well capitalized", "adequately capitalized", and "undercapitalized" are the same as those utilized in the "prompt corrective action" rules described above.

         FDIC Insurance Assessments: Under the FDIC's risk-based insurance premium assessment system, each depository institution is assigned to one of nine risk classifications based upon certain capital and supervisory measures and, depending upon its classification, is assessed insurance premiums on its deposits. Effective January 1, 1996, depository institutions in the top risk classification category will pay only the statutory minimum of $2,000 annually for deposit insurance and remaining depository institutions will pay premiums ranging from 3 basis points to 30 basis points of domestic deposits. Each of the Corporation's banks, including Chemical Bank, Chase Bank and TCB, will pay the statutory minimum premium. The rate schedule is subject to future adjustments by the FDIC. In addition, the FDIC has authority to impose special assessments from time to time.

         There is a substantial disparity between assessment rates for deposits insured by the Bank-Insurance Fund ("BIF") and deposits insured by the Savings Association Insurance Fund

("SAIF"). Various government agencies are considering a number of proposals to recapitalize the SAIF, including proposals to recapitalize the SAIF through a special assessment or by a merger of BIF and SAIF. The Corporation cannot predict the effect, if any, the adoption of any such proposals would have on the operations of its bank subsidiaries.

Powers of the FDIC Upon Insolvency of an Insured Depository Institution

         The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") imposes liability on an FDIC-insured depository institution (such as the Corporation's bank subsidiaries) for costs incurred by the FDIC in connection with the insolvency of other FDIC-insured institutions under common control with such institution (commonly referred to as "cross-guarantees" of insured depository institutions). An FDIC cross-guarantee claim against a depository institution is superior in right of payment to claims of the holding company and its affiliates against such depository institution.

         In the event an insured depository institution becomes insolvent, or upon the occurrence of certain other events specified in the Federal Deposit Insurance Act, whenever the FDIC is appointed the conservator or receiver of such insured depository institution, the FDIC has the power: (i) to transfer any of such bank's assets and liabilities to a new obligor (including, but not limited to, another financial institution acquiring all or a portion of the bank's business, assets or liabilities), without the approval of such bank's creditors; (ii) to enforce the terms of such bank's contracts pursuant to their terms, or (iii) to repudiate or disaffirm any contract or lease to which such depository institution is a party, the performance of which is determined by the FDIC to be burdensome and the disaffirmance or repudiation of which is determined by the FDIC to promote the orderly administration of such depository institution's assets. Such provisions of the Federal Deposit Insurance Act would be applicable to obligations and liabilities of those of the Corporation's subsidiaries that are insured depository institutions, such as Chemical Bank, Chase Bank and TCB, including without limitation, obligations under senior or subordinated debt issued by such banks to investors (hereinafter referred to as "public noteholders") in the public markets.

         In its resolution of the problems of an insured depository institution in default or in danger of default, the FDIC is not permitted to take any action that would have the effect of increasing the losses to a deposit insurance fund by protecting depositors for more than the insured portion of their deposits or by protecting creditors of the insured depository institution (including public noteholders), other than depositors. In addition, the FDIC is authorized to settle all uninsured and unsecured claims in the insolvency of an insured institution by making a final settlement payment after the declaration of insolvency based upon a percentage determined by the FDIC reflecting an average of the FDIC's receivership recovery experience, regardless of the assets of the insolvent institution actually available for distribution to creditors.

Such a payment would constitute full payment and disposition of the FDIC's obligations to claimants.

         The Omnibus Budget Reconciliation Act of 1993 included a "depositor preference" provision, which provided that the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities (including the FDIC, as subrogee of such holders) have priority over the claims of other unsecured creditors of such institution, including public noteholders, in the event of the liquidation or other resolution of such institution.

         As a result of the provisions described above, whether or not the FDIC ever sought to repudiate any obligations held by public noteholders of any subsidiary of the Corporation that is an insured depository institution, such as Chemical Bank, Chase Bank or TCB, the public noteholders would be treated differently from, and could receive, if anything, substantially less than, holders of deposit obligations of such depository institution.

Other Supervision and Regulation

         Under Federal Reserve Board policy, the Corporation is expected to act as a source of financial strength to each bank subsidiary and to commit resources to support such bank subsidiary in circumstances where it might not do so absent such policy. Any loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a Federal bank regulatory agency to maintain the capital of a subsidiary bank at a certain level will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         The bank subsidiaries of the Corporation are subject to certain restrictions imposed by Federal law on extensions of credit to, and certain other transactions with, the Corporation and certain other affiliates and on investments in stock or securities thereof. Such restrictions prevent the Corporation and other affiliates from borrowing from a bank subsidiary unless the loans are secured in specified amounts. Without the prior approval of the Federal Reserve Board, secured loans, other transactions and investments by any bank subsidiary are generally limited in amount as to the Corporation and as to each of the other affiliates to 10% of the bank's capital and surplus and as to the Corporation and all such other affiliates to an aggregate of 20% of the bank's capital and surplus. Federal law also requires that transactions between a bank subsidiary and the Corporation or certain non-bank affiliates, including extensions of credit, sales of securities or assets and the provision of services, be conducted on terms at least as favorable to the bank subsidiary as those that apply or that would apply to comparable transactions with unaffiliated parties.

         The Corporation's bank and non-bank subsidiaries are subject to direct supervision and regulation by various other Federal and state authorities. Chemical Bank, as a New York State-chartered bank and member bank of the Federal Reserve System, is subject to supervision and regulation of the New York State Banking Department as well as by the Federal Reserve Board and the FDIC. The Corporation's national bank subsidiaries, such as Chase Bank, TCB and Chemical Bank, N.A., are subject to substantially similar supervision and regulation by the Comptroller of the Currency. Supervision and regulation by each of the foregoing regulatory agencies generally include comprehensive annual reviews of all major aspects of the relevant bank's business and condition, as well as the imposition of periodic reporting requirements and limitations on investments and other powers. The activities of the Corporation's broker-dealers are subject to the regulations of the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc., and, in the case of Chase Securities Inc. (the Corporation's "Section 20" subsidiary ("CSI")), are subject to the supervision and regulation of the Federal Reserve Board (which has subjected CSI's activities to certain conditions and limitations, including limiting CSI's gross revenues from underwriting and dealing in bank-ineligible corporate debt and equity securities to 10% of CSI's total gross revenues). The Corporation's mutual funds include the Hanover Funds and the Vista Family of Funds. The business of such funds, as well as the means by which they may be distributed in the United States, are subject to regulation by the SEC and the Federal Reserve Board. Numerous Federal and state consumer laws impose requirements on the making, enforcement and collection of consumer loans, and on the types of disclosures that need to be made in connection with such loans. The types of activities in which the foreign branches of Chemical Bank and Chase Bank and the international subsidiaries of the Corporation may engage are subject to various restrictions imposed by the Federal Reserve Board. Such foreign branches and international subsidiaries are also subject to the laws and banking authorities of the countries in which they operate.